UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2023

FREYR Battery

(Exact name of registrant as specified in its charter)

Luxembourg	001-40581	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22-24, Boulevard Royal, L-2449 Luxembourg Grand Duchy of Luxembourg
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +352 621 727 777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	FREY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Ordinary Share for $11.50 per share	FREY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2023, Jeremy Bezdek notified the Board of Directors (the “Board”) of FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (the “Company”), that he will be tendering his resignation as a director of the Company and as a member of its Compensation Committee (the “Committee”). Mr. Bezdek was first appointed to the Board in July 2021. His decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices (financial or otherwise). By a resolution of the Board, his resignation became effective on January 9, 2023. As announced by the Company on December 23, 2022, Mr. Bezdek currently serves as the Company’s Executive Vice President of Global Corporate Development and President of FREYR Battery U.S. and is expected to continue serving in this position following his resignation from the Board.

On January 9, 2023, the Board also appointed Daniel Steingart as an independent director of the Company, effective January 9, 2023. In addition, to fill the vacancy on the Committee created by Mr. Bezdek’s resignation, the Board appointed Jason Forcier, an existing independent director of the Company, as a member of the Committee effective January 9, 2023. The Board also appointed Mimi Berdal, a current director on the Board and a member of the Committee, as chairperson of the Committee, effective January 9, 2023.

Daniel Steingart is currently the Stanley-Thompson Professor of Chemical Metallurgy at Columbia University where he is also the co-director of the Columbia Electrochemical Energy Center. Over the last decade, his research in energy storage has been adopted by various industries and has led directly or indirectly to five electrochemical energy-related startup companies. Additionally, Dr. Steingart is an Advisor to Electra where he held the role of Chief Scientist between 2020 and 2021, Co-Founder of Liminal Insights Inc. (since 2015) and Innate Energy, Scientific Advisor to Voltaiq and Industry Advisor to Sila Nanotechnologies Inc. since 2016. Dr. Steingart joined Columbia University in 2019 from Princeton University, where he was an associate professor in the Department of Mechanical and Aerospace Engineering and the Andlinger Center for Energy and the Environment from 2013 to 2019. Earlier, he was an assistant professor in chemical engineering at the City College of the City University of New York. Dr. Steingart received his Ph.D. in Materials Science from the University of California, Berkeley, in 2006.

The Board believes Dr. Steingart is qualified to serve on the Company’s Board due to his extensive experience in battery storage research and applications, energy technology and chemical engineering.

The Board has determined that Dr. Steingart is independent under the New York Stock Exchange’s listing standards and applicable law. There are no arrangements or understandings between Dr. Steingart and any other persons pursuant to which Dr. Steingart was appointed as a director of the Company. In addition, there are no family relationships between Dr. Steingart and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions between the Company and Dr. Steingart that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Steingart is eligible to receive compensation in accordance with the Company’s standard non-employee director compensation program. A description of the Company’s historical compensatory arrangement for non-employee directors is set forth under the heading “Non-Employee Director Compensation” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, which may be adjusted by the Board from time to time. The Company expects that Dr. Steingart will enter into the Company’s standard form of indemnification agreement for its directors and officers.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of FREYR Battery, issued January 10, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FREYR Battery

By:	/s/ Are L. Brautaset
	Name:	Are L. Brautaset
	Title:	Chief Legal Officer

Dated: January 10, 2023

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